Exhibit 99.1

NEWS RELEASE
For Immediate Release

FINANCIAL INSTITUTIONS, INC. ANNOUNCES SECOND QUARTER RESULTS

WARSAW, N.Y., July 29, 2020 – Financial Institutions, Inc. (Nasdaq:FISI) (the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the second quarter ended June 30, 2020.

Net income for the quarter was $11.1 million compared to $11.4 million for the second quarter of 2019. After preferred dividends, net income available to common shareholders was $10.8 million for the quarter, or $0.67 per diluted share, compared to $11.0 million, or $0.69 per diluted share, for the second quarter of 2019.

Pre-tax pre-provision income(1) was $17.3 million for the quarter compared to $16.7 million for the second quarter of 2019.

President and Chief Executive Officer Martin K. Birmingham stated, “In our new normal of working together yet apart, we have delivered uninterrupted critical banking services to our customers. We implemented an array of actions for consumers and businesses, helping 1,700 small businesses and 18,000 small business employees through the Small Business Administration Payroll Protection Program (“PPP”) and thousands of consumers through our COVID-19 CARES relief efforts. This was accomplished with 65 percent of our associates working from home or at remote sites.

“We could not have accomplished this without a dedicated workforce. I thank all our associates for their continued commitment to our company, our customers, our communities and each other. They have worked diligently to deliver quality care to our customers in a challenging environment — adapting to new working environments and demonstrating our organization’s ability to efficiently operate in a fast-changing world.

“To provide enhanced digital capabilities during a time when many customers are hesitant or unable to visit a branch, we moved forward with the launch of our new digital banking platform. Now more than ever, consumers and businesses need the ability to do their banking anywhere and anytime and have access to a comprehensive overview of their finances in one convenient location. Five Star Bank Digital Banking represents a major upgrade from the previous platform, leveraging the latest technology to provide new features and financial tools that significantly enhance the digital banking experience for businesses and individuals. This platform was successfully rolled out during the second quarter.

“We also developed a re-entry plan. Our approach will be unique to each of our offices to keep customers and associates safe, the Bank resilient, support the community and remain responsive to direction from New York State and the Centers for Disease Control. We have proven during the pandemic that we are flexible, can work remotely and have the resiliency and redundancy to maintain services, and we will continue all of this as we move forward. We fully expect and are committed to maintaining remote access for the foreseeable future, and that will result in a less dense workplace and flexibility should the situation turn negative again. We were thoughtful going in at the start of this pandemic and are being thoughtful as we proceed.

“I am pleased that we were able to deliver strong net income and pre-tax pre-provision income in the quarter, despite headwinds. Our diversified revenue contributed to this outcome, as well as our efforts in helping existing and new customers obtain nearly $270 million of PPP loans in the quarter. The stability of our markets is also a strength for us in these challenging times.

“We believe our loan loss reserves, combined with strong levels of capital and liquidity, position us well to continue to deliver services to our customers in these unprecedented times. However, much uncertainty remains because of COVID-19 and the future impact it may have on the economy. We will pay close attention to conditions across our markets, the United States and the global economy to address any deterioration promptly.”

Digital Banking

During the second quarter of 2020, Five Star Bank completed the multi-phase launch of a new online and mobile platform — Five Star Bank Digital Banking. The new platform provides a single dashboard to make payments and deposits, transfer and send money, create budgets, set financial goals and easily integrate external investment, loan and other transactional accounts. Consumers can access a comprehensive financial tool to do all their banking from home, and business owners and employees who may be working remotely can also access powerful financial tools to assist with daily finances.

Enterprise Standardization Program

The Company’s enterprise standardization program is focused on improving operational efficiency and enhancing future profitability. On July 17, 2020, in connection with the program, Five Star Bank announced changes to adapt to a full-service branch model to streamline retail branches to better align with shifting customer needs and preferences. The transformation will result in six branch closures and a reduction in staffing.

The announcement was the result of a nine-month comprehensive assessment of all lines of business and functional areas, conducted in partnership with a leading process improvement organization. The data-driven analysis identified, among other things, overlapping service areas, automation opportunities and streamlining of processes and operations that would enhance customer experiences and facilitate the long-term sustainability of current and future branches.

The announced consolidations represent about ten percent of the branch network and impact approximately six percent of the total workforce. Where possible, those impacted were offered alternative roles or the opportunity to apply for open positions in other areas of the company. Separated associates will receive a comprehensive severance package based on tenure.

The enterprise standardization program has only partially concluded as we continue to evaluate activities and functions across the organization, focusing on ways to improve operational efficiency while enhancing the employee and customer experience.

Net Interest Income and Net Interest Margin

Net interest income was $34.2 million for the quarter, an increase of $1.1 million from the first quarter of 2020 and $1.7 million higher than the second quarter of 2019.

•

Average interest-earning assets for the quarter were $4.27 billion, $219.5 million higher than the first quarter of 2020 and $265.5 million higher than the second quarter of 2019. The increase was the result of loan growth, driven by PPP loans which had an average balance of $176.7 million for the quarter.

•

Net interest margin was 3.23%, eight basis points lower than the first quarter of 2020 and five basis points lower than the second quarter of 2019. The decline was primarily the result of lower yields on PPP loans, which negatively impacted the earning-assets yield by approximately six basis points.

Noninterest Income

Noninterest income was $9.8 million for the quarter compared to $10.0 million in the first quarter of 2020 and $9.2 million in the second quarter of 2019.

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Service charges on deposits of $480 thousand was $1.1 million lower than the first quarter of 2020 and $1.3 million lower than the second quarter of 2019. The decreases are the result of the Company’s COVID-19 relief initiatives of waiving or eliminating fees, implemented on March 23, 2020.

•

Insurance income of $819 thousand was $530 thousand lower than the first quarter of 2020, primarily due to contingent revenue received in the first quarter each year. Insurance income was $53 thousand lower than the second quarter of 2019.

•

Investment advisory fees of $2.3 million was $5 thousand higher than the first quarter of 2020 and $76 thousand lower than the second quarter of 2019. The decrease from the second quarter of 2019 was primarily the result of market volatility.

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Investments in limited partnerships generated a loss of $244 thousand in the quarter compared to income of $213 thousand in the first quarter of 2020 and income of $144 thousand in the second quarter of 2019. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

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Income from derivative instruments, net was $1.9 million compared to $746 thousand in the first quarter of 2020 and a loss of $45 thousand in the second quarter of 2019. The increase as compared to both periods was primarily the result of an increase in the number and value of interest rate swap transactions executed.

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A net gain on investment securities of $674 thousand was recognized in the quarter compared to a net gain of $221 thousand in the first quarter of 2020 and a net gain of $166 thousand in the second quarter of 2019. The net gain in the current quarter is attributable to the management of premium risk, largely achieved through the sale of $25.9 million of fixed rate mortgage backed securities with higher expected prepayment speeds. Proceeds were reinvested in current coupon bonds, with lower anticipated prepayment behavior.

Noninterest Expense

Noninterest expense was $26.7 million in the quarter compared to $27.7 million in the first quarter of 2020 and $25.0 million in the second quarter of 2019.

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Salaries and employee benefits expense of $15.1 million was relatively unchanged from the first quarter of 2020 and $1.8 million higher than the second quarter of 2019. The increase from the prior year period is primarily the result of incentive compensation including producer incentives and commissions (approximately $530 thousand); a full quarter impact of annual merit increases (approximately $400 thousand); COVID-related incremental pay to front-line retail associates (approximately $310 thousand); expenses related to the departure of a senior officer (approximately $325 thousand) and higher medical expenses (approximately $200 thousand).

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Professional services expense of $1.6 million was $572 thousand lower than the first quarter of 2020 and $648 thousand higher than the second quarter of 2019 primarily due to the timing of audit fees and fees for consulting and advisory projects, including fees related to the Bank’s derivative instruments program. Expenses related to the Company’s improvement initiatives totaled $353 thousand in the second quarter of 2020, $599 thousand in the first quarter of 2020 and $130 thousand in the second quarter of 2019.

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FDIC assessments were $539 thousand in the quarter compared to $372 in the first quarter of 2020 and $486 thousand in the second quarter of 2019. In 2018, the FDIC minimum reserve ratio was exceeded, resulting in credits. A credit of $70 thousand was used in the first quarter of 2020.

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Advertising and promotions expense of $545 thousand was relatively unchanged from the first quarter of 2020 and $541 thousand lower than the second quarter of 2019. Advertising activity was reduced in March 2020 when the COVID-19 pandemic impacted operations in Western New York.

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Other expense of $2.1 million was $288 lower than the first quarter of 2020 and $695 thousand lower than the second quarter of 2019 primarily because of lower education, travel and business development expenses as a result of stay-at-home orders, combined with lower expenses incurred in connection with indirect consumer lending activity, which was significantly lower in the second quarter of 2020.

Income Taxes

Income tax expense was $2.4 million for the quarter compared to $322 thousand for the first quarter of 2020 and $2.9 million for the second quarter of 2019. The effective tax rate was 18.0% for the quarter compared to 22.2% for the first quarter of 2020 and 20.5% for the second quarter of 2019. The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $4.68 billion at June 30, 2020, up $209.2 million from March 31, 2020, and up $367.0 million from June 30, 2019.

Investment securities were $779.3 million at June 30, 2020, down $11.8 million from March 31, 2020, and down $25.8 million from June 30, 2019. The Company’s 2020 investment strategy has been to reinvest cash flow from the portfolio; however, the Bank experienced notable municipal maturities and a slight increase in prepayment behavior during the quarter which limited full reinvestment, resulting in a decline in total investment securities during the quarter. The remaining decrease from June 30, 2019, was primarily the result of the redeployment of assets from investment securities into loans to improve the interest-earning asset mix.

Total loans were $3.49 billion at June 30, 2020, up $248.6 million, or 7.7%, from March 31, 2020, and up $334.1 million, or 10.6%, from June 30, 2019. Second quarter closings of PPP loans totaled $268.5 million. The loans carry a 1% interest rate and the Company recorded net PPP loan origination fees of approximately $7.7 million which are being amortized over a 24-month period.

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Commercial business loans totaled $818.7 million, up $229.8 million, or 39.0%, from March 31, 2020, and up $223.8 million, or 37.6%, from June 30, 2019. Increases were driven by PPP loans; at June 30, 2020, the PPP loan balance was $261.5 million, net of deferred fees. The increase from March 31, 2020 was partially offset by a decrease in commercial lines of credit that experienced draws late in the first quarter, at the onset of the U.S. COVID-19 pandemic.

•	Commercial mortgage loans totaled $1.14 billion, up $33.0 million, or 3.0%, from March 31, 2020, and up $130.3 million, or 12.9%, from June 30, 2019.
•	Residential real estate loans totaled $585.0 million, up $5.2 million, or 0.9%, from March 31, 2020, and up $39.0 million, or 7.1%, from June 30, 2019.
•	Consumer indirect loans totaled $828.1 million, down $15.6 million, or 1.8%, from March 31, 2020 and down $48.0 million, or 5.5%, from June 30, 2019.

Total deposits were $3.99 billion at June 30, 2020, $206.8 million higher than March 31, 2020, and $522.0 million higher than June 30, 2019. The increase from March 31, 2020, was driven by growth in non-public demand and savings, partially offset by a decrease in public deposits due to the seasonality of municipal deposits. Growth in non-public deposits was in part attributable to PPP loan proceeds received by customers. The increase from June 30, 2019 was driven by growth in non-public deposits and the reciprocal deposit portfolio. Public deposit balances represented 23% of total deposits at June 30, 2020, compared to 27% of total deposits at March 31, 2020, and 26% at June 30, 2019.

Short-term borrowings were $105.3 million at June 30, 2020, a decrease of $4.2 million from March 31, 2020 and a decrease of $203.2 million from June 30, 2019. The lower level of short-term borrowings at June 30, 2020, is attributable to growth in non-public deposits, reducing the need to utilize short-term borrowings as a funding source. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits, which reached a seasonal low point during the second quarter. In February 2020, the Company entered a long-term brokered sweep arrangement as a stable alternative borrowing source to diversify the wholesale borrowing base.

Shareholders’ equity was $448.0 million at June 30, 2020, compared to $439.4 million at March 31, 2020, and $422.4 million at June 30, 2019. Common book value per share was $26.86 at June 30, 2020, an increase of $0.51 or 1.9% from $26.35 at March 31, 2020, and an increase of $1.54 or 6.1% from $25.32 at June 30, 2019. Tangible common book value per share(1) was $22.22 at June 30, 2020, an increase of $0.53 or 2.4% from $21.69 at March 31, 2020, and an increase of $1.62 or 7.9% from $20.60 at June 30, 2019.

During the second quarter of 2020, the Company declared a common stock dividend of $0.26 per common share. The dividend returned 39% of second quarter net income to common shareholders.

The Company’s regulatory capital ratios at June 30, 2020, compared to the prior quarter and prior year:

•	Leverage Ratio was 8.49%, compared to 8.78% and 8.55% at March 31, 2020, and June 30, 2019, respectively.
•	Common Equity Tier 1 Capital Ratio was 10.27%, compared to 10.05% and 9.95% at March 31, 2020, and June 30, 2019, respectively.
•	Tier 1 Capital Ratio was 10.76%, compared to 10.53% and 10.45% at March 31, 2020, and June 30, 2019, respectively.
•	Total Risk-Based Capital Ratio was 12.83%, compared to 12.54% and 12.57% at March 31, 2020, and June 30, 2019, respectively.

Credit Quality

Non-performing loans were $13.2 million at June 30, 2020, compared to $12.4 million at March 31, 2020, and $11.5 million at June 30, 2019. Net charge-offs were $786 thousand in the quarter, $9.4 million lower than the first quarter of 2020 and $461 thousand lower than the second quarter of 2019. The decrease from the first quarter of 2020 is primarily attributable to one commercial credit that was partially charged-off during the first quarter of 2020. The borrower’s business was related to the hospitality industry and the charge-off was precipitated by the impact of COVID-19. The ratio of annualized net charge-offs to total average loans was 0.09% in the quarter, 1.27% in the first quarter of 2020 and 0.16% in the second quarter of 2019.

The Company adopted CECL effective January 1, 2020, which resulted in an increase to the allowance for credit losses - loans of $9.6 million and established a reserve for unfunded commitments of $2.1 million, for a total pre-tax cumulative effect adjustment of $11.7 million.

At June 30, 2020, the allowance for credit losses - loans to total loans ratio was 1.33% compared to 1.34% at March 31, 2020, and 1.09% at June 30, 2019. The PPP loans are fully guaranteed by the Small Business Administration. Excluding PPP loans, the allowance for credit losses – loans to total loans ratio was 1.44% at June 30, 2020. The provision for credit losses was $3.7 million in the quarter compared to $13.9 million in the first quarter of 2020 and $2.4 million in the second quarter of 2019. Higher provisioning in 2020 reflects higher charge-offs in the first quarter of 2020 and deterioration in the economic environment as a result of the impact of COVID-19, which adversely impacted our unemployment forecast, the designated loss driver for our CECL model.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.38% at June 30, 2020, unchanged from March 31, 2020, and two basis points higher than 0.36% at June 30, 2019. The ratio of allowance for credit losses on loans to non-performing loans was 351% at June 30, 2020, compared to 350% at March 31, 2020, and 300% at June 30, 2019.

Conference Call

The Company will host an earnings conference call and audio webcast on July 30, 2020, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Justin K. Bigham, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the impact of the COVID-19 pandemic on the Company’s customers, business, and results of operations as well as the economy in Western New York and the United States, the Company’s ability to implement its strategic plan, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital, HNP Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

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For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2020		2019
	June 30,	March 31,	December 31,	September 30,	June 30,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$119,610	$152,168	$112,947	$136,815	$108,988
Investment securities:
Available for sale	469,413	444,845	417,917	395,441	406,509
Held-to-maturity, net	309,872	346,239	359,000	386,305	398,610
Total investment securities	779,285	791,084	776,917	781,746	805,119
Loans held for sale	6,654	3,822	4,224	6,398	2,045
Loans:
Commercial business	818,691	588,868	572,040	574,455	594,923
Commercial mortgage	1,140,326	1,107,376	1,106,283	1,035,450	1,010,071
Residential real estate loans	585,035	579,800	572,350	558,656	546,031
Residential real estate lines	97,427	102,113	104,118	107,615	108,006
Consumer indirect	828,105	843,668	850,052	863,614	876,116
Other consumer	16,237	15,402	16,144	16,630	16,537
Total loans	3,485,821	3,237,227	3,220,987	3,156,420	3,151,684
Allowance for credit losses - loans	46,316	43,356	30,482	31,668	34,434
Total loans, net	3,439,505	3,193,871	3,190,505	3,124,752	3,117,250
Total interest-earning assets	4,314,490	4,116,688	4,058,107	3,979,493	4,007,797
Goodwill and other intangible assets, net	74,342	74,629	74,923	75,225	75,534
Total assets	4,680,930	4,471,768	4,384,178	4,332,737	4,313,945
Deposits:
Noninterest-bearing demand	1,008,958	732,917	707,752	755,296	719,150
Interest-bearing demand	727,676	724,670	627,842	707,153	677,846
Savings and money market	1,368,805	1,270,253	1,039,892	1,011,873	966,509
Time deposits	888,569	1,059,345	1,180,189	1,111,892	1,108,484
Total deposits	3,994,008	3,787,185	3,555,675	3,586,214	3,471,989
Short-term borrowings	105,300	109,500	275,500	211,400	308,500
Long-term borrowings, net	39,308	39,291	39,273	39,255	39,237
Total interest-bearing liabilities	3,129,658	3,203,059	3,162,696	3,081,573	3,100,576
Shareholders’ equity	448,045	439,393	438,947	432,617	422,354
Common shareholders’ equity	430,717	422,065	421,619	415,289	405,026
Tangible common equity (1)	356,375	347,436	346,696	340,064	329,492
Accumulated other comprehensive loss	$(496)	$(2,082)	$(14,513)	$(11,734)	$(13,160)

Common shares outstanding	16,038	16,020	16,003	15,997	15,995
Treasury shares	62	80	97	103	105
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.49%	8.78%	9.00%	8.86%	8.55%
Common equity Tier 1 capital ratio	10.27%	10.05%	10.31%	10.06%	9.95%
Tier 1 capital ratio	10.76%	10.53%	10.80%	10.55%	10.45%
Total risk-based capital ratio	12.83%	12.54%	12.77%	12.57%	12.57%
Common equity to assets	9.20%	9.44%	9.62%	9.58%	9.39%
Tangible common equity to tangible assets (1)	7.74%	7.90%	8.05%	7.99%	7.77%

Common book value per share	$26.86	$26.35	$26.35	$25.96	$25.32
Tangible common book value per share (1)	$22.22	$21.69	$21.66	$21.26	$20.60

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Six Months Ended		2020		2019
	June 30,		Second	First	Fourth	Third	Second
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$81,412	$84,162	$39,759	$41,653	$42,179	$42,459	$42,648
Interest expense	14,107	19,906	5,578	8,529	9,006	9,976	10,184
Net interest income	67,305	64,256	34,181	33,124	33,173	32,483	32,464
Provision for credit losses	17,661	3,547	3,746	13,915	2,653	1,844	2,354
Net interest income after provision for credit losses	49,644	60,709	30,435	19,209	30,520	30,639	30,110
Noninterest income:
Service charges on deposits	2,067	3,436	480	1,587	1,880	1,925	1,756
Insurance income	2,168	2,250	819	1,349	881	1,439	872
ATM and debit card	3,378	3,182	1,776	1,602	1,796	1,801	1,739
Investment advisory	4,497	4,543	2,251	2,246	2,375	2,269	2,327
Company owned life insurance	927	834	462	465	465	459	424
Investments in limited partnerships	(31)	376	(244)	213	(140)	116	144
Loan servicing	57	214	50	7	116	102	104
Income (loss) from derivative
instruments, net	2,686	123	1,940	746	1,261	890	(45)
Net gain on sale of loans held for sale	1,035	589	731	304	324	439	407
Net gain (loss) on investment securities	895	113	674	221	(44)	1,608	166
Net gain (loss) on other assets	63	58	(1)	64	(27)	(2)	9
Net loss on tax credit investments	(80)	-	(40)	(40)	(528)	-	-
Other	2,132	2,635	934	1,198	1,308	1,315	1,330
Total noninterest income	19,794	18,353	9,832	9,962	9,667	12,361	9,233
Noninterest expense:
Salaries and employee benefits	30,088	27,250	15,074	15,014	14,669	14,411	13,249
Occupancy and equipment (1)	7,144	6,725	3,388	3,756	3,446	3,381	3,252
Professional services	3,732	2,090	1,580	2,152	1,806	1,528	932
Computer and data processing (1)	5,372	4,760	2,699	2,673	2,576	2,647	2,424
Supplies and postage	1,070	1,032	517	553	482	522	498
FDIC assessments	911	998	539	372	-	7	486
Advertising and promotions	1,100	1,606	545	555	1,226	745	1,086
Amortization of intangibles	581	639	287	294	302	309	316
Other	4,418	5,074	2,065	2,353	2,261	2,336	2,760
Total noninterest expense	54,416	50,174	26,694	27,722	26,768	25,886	25,003
Income before income taxes	15,022	28,888	13,573	1,449	13,419	17,114	14,340
Income tax expense	2,763	5,966	2,441	322	312	4,281	2,939
Net income	12,259	22,922	11,132	1,127	13,107	12,833	11,401
Preferred stock dividends	731	731	366	365	365	365	366
Net income available to common
shareholders	$11,528	$22,191	$10,766	$762	$12,742	$12,468	$11,035
FINANCIAL RATIOS:
Earnings per share – basic	$0.72	$1.39	$0.67	$0.05	$0.80	$0.78	$0.69
Earnings per share – diluted	$0.72	$1.39	$0.67	$0.05	$0.79	$0.78	$0.69
Cash dividends declared on common stock	$0.52	$0.50	$0.26	$0.26	$0.25	$0.25	$0.25
Common dividend payout ratio	72.22%	35.97%	38.81%	520.00%	31.25%	32.05%	36.23%
Dividend yield (annualized)	5.62%	3.46%	5.60%	5.76%	3.09%	3.29%	3.44%
Return on average assets	0.55%	1.08%	0.97%	0.10%	1.21%	1.19%	1.06%
Return on average equity	5.56%	11.32%	10.05%	1.03%	11.88%	11.86%	11.01%
Return on average common equity	5.44%	11.45%	10.11%	0.72%	12.02%	12.00%	11.12%
Return on average tangible common
equity (2)	6.60%	14.21%	12.25%	0.88%	14.64%	14.69%	13.73%
Efficiency ratio (3)	62.78%	60.39%	61.26%	64.31%	62.05%	59.52%	59.79%
Effective tax rate	18.4%	20.7%	18.0%	22.2%	2.3%	25.0%	20.5%

(1)

Beginning in the first quarter of 2020, software service contracts and software amortization are classified as computer and data processing expense. Previously, they were included in occupancy and equipment expense. Prior periods have been reclassified to conform to the current presentation.

(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(3)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Six Months Ended		2020		2019
	June 30,		Second	First	Fourth	Third	Second
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$75,761	$18,050	$92,214	$59,309	$32,494	$19,370	$18,145
Investment securities (1)	773,265	866,138	766,636	779,894	774,520	785,595	845,624
Loans:
Commercial business	664,237	562,618	757,588	570,886	567,998	586,293	577,884
Commercial mortgage	1,117,247	994,271	1,133,832	1,100,660	1,073,527	1,021,931	1,010,544
Residential real estate loans	580,029	534,986	581,651	578,407	566,256	553,382	540,390
Residential real estate lines	101,111	108,673	99,543	102,680	106,011	107,290	107,826
Consumer indirect	836,915	901,556	827,030	846,800	856,823	868,927	891,967
Other consumer	15,310	15,972	15,155	15,466	16,100	16,141	15,721
Total loans	3,314,849	3,118,076	3,414,799	3,214,899	3,186,715	3,153,964	3,144,332
Total interest-earning assets	4,163,875	4,002,264	4,273,649	4,054,102	3,993,729	3,958,929	4,008,101
Goodwill and other intangible assets, net	74,651	75,871	74,504	74,797	75,093	75,401	75,711
Total assets	4,500,243	4,291,670	4,624,360	4,376,125	4,299,342	4,260,810	4,300,254
Interest-bearing liabilities:
Interest-bearing demand	689,917	664,577	712,300	667,533	660,738	632,540	660,747
Savings and money market	1,236,630	981,439	1,329,632	1,143,628	1,014,434	956,410	996,878
Time deposits	1,050,784	1,086,670	984,832	1,116,736	1,120,823	1,099,212	1,096,544
Short-term borrowings	140,049	334,939	110,272	169,827	241,557	328,952	323,461
Long-term borrowings, net	39,288	39,218	39,297	39,279	39,262	39,244	39,227
Total interest-bearing liabilities	3,156,668	3,106,843	3,176,333	3,137,003	3,076,814	3,056,358	3,116,857
Noninterest-bearing demand deposits	817,106	720,727	912,238	721,975	725,590	717,473	714,205
Total deposits	3,794,437	3,453,413	3,939,002	3,649,872	3,521,585	3,405,635	3,468,374
Total liabilities	4,056,915	3,883,446	4,178,921	3,934,909	3,861,542	3,831,409	3,884,843
Shareholders’ equity	443,328	408,224	445,439	441,216	437,800	429,401	415,411
Common equity	426,000	390,896	428,111	423,888	420,472	412,073	398,083
Tangible common equity (2)	$351,349	$315,025	$353,607	$349,091	$345,379	$336,672	$322,372
Common shares outstanding:
Basic	16,012	15,950	16,018	16,006	15,995	15,991	15,970
Diluted	16,058	15,997	16,047	16,069	16,072	16,056	16,015
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.48%	2.38%	2.49%	2.48%	2.40%	2.40%	2.38%
Loans	4.37%	4.80%	4.14%	4.61%	4.70%	4.77%	4.82%
Total interest-earning assets	3.95%	4.26%	3.76%	4.15%	4.22%	4.29%	4.29%
Interest-bearing demand	0.17%	0.21%	0.14%	0.21%	0.21%	0.22%	0.21%
Savings and money market	0.43%	0.43%	0.31%	0.56%	0.48%	0.44%	0.44%
Time deposits	1.62%	2.12%	1.39%	1.83%	1.94%	2.12%	2.17%
Short-term borrowings	1.69%	2.71%	1.03%	2.11%	2.21%	2.51%	2.71%
Long-term borrowings, net	6.29%	6.30%	6.29%	6.29%	6.29%	6.30%	6.30%
Total interest-bearing liabilities	0.90%	1.29%	0.71%	1.09%	1.16%	1.30%	1.31%
Net interest rate spread	3.05%	2.97%	3.05%	3.06%	3.06%	2.99%	2.98%
Net interest margin	3.27%	3.26%	3.23%	3.31%	3.33%	3.29%	3.28%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Six Months Ended		2020		2019
	June 30,		Second	First	Fourth	Third	Second
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance, prior to adoption of CECL	$30,482	$33,914	$43,356	$30,482	$31,668	$34,434	$33,327
Impact of adopting CECL	9,594	-	-	9,594	-	-	-
Beginning balance, after adoption of CECL	40,076	33,914	43,356	40,076	31,668	34,434	33,327
Net loan charge-offs (recoveries):
Commercial business	6,725	37	(1,458)	8,183	1,942	10	10
Commercial mortgage	1,072	(14)	1,072	-	-	2,994	3
Residential real estate loans	82	101	(6)	88	156	40	76
Residential real estate lines	(3)	(3)	-	(3)	3	7	(1)
Consumer indirect	2,931	2,580	1,175	1,756	1,523	1,317	1,022
Other consumer	122	326	3	119	215	242	137
Total net charge-offs	10,929	3,027	786	10,143	3,839	4,610	1,247
Provision for credit losses - loans	17,169	3,547	3,746	13,423	2,653	1,844	2,354
Ending balance	$46,316	$34,434	$46,316	$43,356	$30,482	$31,668	$34,434

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	2.04%	0.01%	-0.77%	5.77%	1.36%	0.01%	0.01%
Commercial mortgage	0.19%	0.00%	0.38%	0.00%	0.00%	1.16%	0.00%
Residential real estate loans	0.03%	0.04%	0.00%	0.06%	0.11%	0.03%	0.06%
Residential real estate lines	-0.01%	-0.01%	0.00%	-0.01%	0.01%	0.03%	-0.01%
Consumer indirect	0.70%	0.58%	0.57%	0.83%	0.71%	0.60%	0.46%
Other consumer	1.60%	4.12%	0.08%	3.09%	5.30%	5.93%	3.51%
Total loans	0.66%	0.20%	0.09%	1.27%	0.48%	0.58%	0.16%

Supplemental information (1)
Non-performing loans:
Commercial business	$4,918	$638	$4,918	$5,507	$1,177	$2,884	$638
Commercial mortgage	4,140	6,836	4,140	2,984	3,146	2,867	6,836
Residential real estate loans	2,992	2,283	2,992	1,971	2,484	2,526	2,283
Residential real estate lines	177	282	177	143	102	182	282
Consumer indirect	868	1,399	868	1,777	1,725	1,326	1,399
Other consumer	87	25	87	2	6	3	25
Total non-performing loans	13,182	11,463	13,182	12,384	8,640	9,788	11,463
Foreclosed assets	679	37	679	749	468	91	37
Total non-performing assets	$13,861	$11,500	$13,861	$13,133	$9,108	$9,879	$11,500

Total non-performing loans to total loans	0.38%	0.36%	0.38%	0.38%	0.27%	0.31%	0.36%
Total non-performing assets to total assets	0.30%	0.27%	0.30%	0.29%	0.21%	0.23%	0.27%
Allowance for credit losses - loans to total loans	1.33%	1.09%	1.33%	1.34%	0.95%	1.00%	1.09%
Allowance for credit losses - loans to non-performing loans	351%	300%	351%	350%	353%	324%	300%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Six Months Ended		2020		2019
	June 30,		Second	First	Fourth	Third	Second
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$4,680,930	$4,471,768	$4,384,178	$4,332,737	$4,313,945
Less: Goodwill and other intangible assets, net			74,342	74,629	74,923	75,225	75,534
Tangible assets			$4,606,588	$4,397,139	$4,309,255	$4,257,512	$4,238,411

Ending tangible common equity:
Common shareholders’ equity			$430,717	$422,065	$421,619	$415,289	$405,026
Less: Goodwill and other intangible assets, net			74,342	74,629	74,923	75,225	75,534
Tangible common equity			$356,375	$347,436	$346,696	$340,064	$329,492

Tangible common equity to tangible assets (1)			7.74%	7.90%	8.05%	7.99%	7.77%

Common shares outstanding			16,038	16,020	16,003	15,997	15,995
Tangible common book value per share (2)			$22.22	$21.69	$21.66	$21.26	$20.60

Average tangible assets:
Average assets	$4,500,243	$4,291,670	$4,624,360	$4,376,125	$4,299,342	$4,260,810	$4,300,254
Less: Average goodwill and other intangible assets, net	74,651	75,871	74,504	74,797	75,093	75,401	75,711
Average tangible assets	$4,425,592	$4,215,799	$4,549,856	$4,301,328	$4,224,249	$4,185,409	$4,224,543

Average tangible common equity:
Average common equity	$426,000	$390,896	$428,111	$423,888	$420,472	$412,073	$398,083
Less: Average goodwill and other intangible assets, net	74,651	75,871	74,504	74,797	75,093	75,401	75,711
Average tangible common equity	$351,349	$315,025	$353,607	$349,091	$345,379	$336,672	$322,372

Net income available to common shareholders	$11,528	$22,191	$10,766	$762	$12,742	$12,468	$11,035
Return on average tangible common equity (3)	6.60%	14.21%	12.25%	0.88%	14.64%	14.69%	13.73%

Pre-tax pre-provision income:
Net income	$12,259	$22,922	$11,132	$1,127	$13,107	$12,833	$11,401
Add: Income tax expense	2,763	5,966	2,441	322	312	4,281	2,939
Add: Provision for credit losses	17,661	3,547	3,746	13,915	2,653	1,844	2,354
Pre-tax pre-provision income	$32,683	$32,435	$17,319	$15,364	$16,072	$18,958	$16,694

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.